Exhibit 11(a)

Consent of Independent Auditors

The consolidated financial statements of GK Investment Holdings, LLC as of December 31, 2017 and 2016, and for the years then ended, included in Appendix F of the post-qualification amendment to the Regulation A, Tier II Bond Offering have been audited by Eide Bailly LLP, independent auditors, as stated in their report appearing herein.

The statement of revenues and certain operating expenses of 2700 Ygnacio Partners, LLC for the year then ended December 31, 2016, included in Appendix F of the post-qualification amendment to the Regulation A, Tier II Bond Offering have been audited by Eide Bailly LLP, independent auditors, as stated in their report appearing herein.

We consent to the inclusion in the post-qualification to the Regulation A, Tier II Bond Offering of our reports, dated April 20, 2018 and September 27, 2017, respectively, on our audits of the consolidated financial statements of GK Investment Holdings, LLC, and on our audit of the statement of revenues and certain operating expenses of 2700 Ygnacio Partners, LLC.

/s/ Eide Bailly LLP Denver, Colorado September 28, 2018